UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2017

CoreCivic, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard,

Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2017, the Board of Directors (the “Board”) of CoreCivic, Inc., a Maryland corporation (the “Company”), in accordance with the Eighth Amended and Restated Bylaws of the Company, approved, effective January 1, 2018, the expansion of the size of the Board from nine members to ten members (the “Expansion”). Additionally, in connection with the approval of the Expansion and effective January 1, 2018, the Board approved the appointment of Harley G. Lappin to fill the vacancy created by the Expansion, to serve as a director of the Company until the Company’s 2018 Annual Meeting of Stockholders, at which time Mr. Lappin will be considered for election by the Company’s stockholders for a one year term expiring in 2019. Mr. Lappin has not been named to any committee of the Board in connection with the foregoing.

Since 2011, Mr. Lappin, age 61, has served as the Company’s Executive Vice President and Chief Corrections Officer. On October 30, 2017, the Company announced Mr. Lappin’s intention to retire from his position as the Company’s Executive Vice President and Chief Corrections Officer, effective January 1, 2018. Following January 1, 2018, Mr. Lappin will continue as an “at will” employee of the Company in a non-executive officer position. There are no other arrangements or understandings between Mr. Lappin and any other person pursuant to which he was appointed as a director, and Mr. Lappin is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Lappin’s appointment to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 7, 2017, the Board amended the Company’s Eighth Amended and Restated Bylaws (the “Bylaws”), effective immediately (the “Amendment”).

The Amendment replaces Article XII of the Bylaws in its entirety with a revised Article XII, pursuant to which the Board grants to stockholders of the Company the power to amend the Bylaws by the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock, par value $0.01 (“Common Stock”), pursuant to a proposal submitted by any stockholder (or group of up to five stockholders) holding not less than one percent of the outstanding shares of the Common Stock for not less than one year (the “Ownership Threshold”). Absent the approval of the Board, a stockholder proposal submitted under the amended Article XII may not (i) alter or repeal Article X of the Bylaws, which provides for indemnification of directors and officers of the Company, (ii) alter or repeal Article XII of the Bylaws or (iii) adopt, alter or repeal any provision of the Bylaws in a manner that would be inconsistent with Article X or Article XII of the Bylaws.

The Board believes the Ownership Threshold enables stockholders who hold a meaningful stake in the Company for more than a brief period of time to propose binding amendments to the Bylaws. In that regard, the Board considered that, based on the most recently available public filings made by stockholders, as of September 30, 2017 (i) 18 stockholders held at least one percent (representing approximately 54.01% of the outstanding shares in the aggregate) of the Common Stock, (ii) an additional 50 stockholders held at least 0.2% (representing approximately 20.53% of the outstanding shares in the aggregate) of the Common Stock, and (iii) these 68 stockholders together owned approximately 74.54% of the outstanding shares of the Common Stock.

The foregoing description of the Amendment is qualified in its entirety by reference to a copy of the Amendment filed as Exhibit 3.1 to this Form 8-K, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	First Amendment to Eighth Amended and Restated Bylaws of CoreCivic, Inc., dated December 7, 2017

99.1	Press Release dated December 7, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 7, 2017	CORECIVIC, INC.

	By:	/s/ David Garfinkle
David Garfinkle Executive Vice President and Chief Financial Officer